Exhibit 10.1

June 20, 2013

PERSONAL & CONFIDENTIAL

Ms. Mary Dillon

Re: Offer of Employment

Dear Ms. Dillon:

We are very pleased to offer you the position of Chief Executive Officer of Ulta Salon, Cosmetics & Fragrance, Inc. (“Ulta”) and Ulta Inc. (collectively with Ulta the “Company”) and look forward to you joining our team. This letter agreement (this “Agreement”) sets forth our offer and the terms and conditions of your employment with the Company, should you accept such offer.

1.	The following outlines your position, compensation and other terms of your employment with the Company:

Position and Duties:

Chief Executive Officer, reporting to the Board of Directors (the “Board”) of Ulta.

You agree to perform all duties required as Chief Executive Officer of the Company, as determined and assigned by the Board from time to time, including without limitation supervision and control over and responsibility for the general management and overall policy of the Company. Your duties, responsibilities and authority will be commensurate with the duties, responsibilities and authority of a chief executive officer, but at all times will be under the direction of the Board. You will be nominated for election to the Board at the first opportunity following your start date, and will be nominated for re-election throughout the term of your employment. Your employment will be on a full-time and exclusive basis and you agree that you will not accept other employment or engage in any activity that would impair or interfere with the performance of your duties to the Company, whether or not for compensation, without the express written consent of the Board. Additionally, except as specifically provided below, you may continue to serve on the boards of the not-for-profit entities and pursue the other community activities listed below or that you have otherwise previously disclosed to the Company. It is understood that at such time as the Board determines appropriate, and subject to prior Board approval you will be allowed to serve on the board (and any board committees) of at least one additional for-profit business that does not compete with the Company.

You are currently serving as a director of Target Corporation. Effective prior to your start day you agree to resign your position as a director of Target Corporation. In addition, you are currently a board member of, or otherwise involved in, the following non-profit organizations: Northshore University Health Systems, Loyola Academy, World Business Chicago, and The Civic Committee of Chicago.

Start Date:	July 1, 2013

Base Salary:	Your base salary will be $925,000 per annum, pro-rated for any partial year based on actual days of employment. Your base salary will be reviewed annually in accordance with the Company’s policy for the review of the compensation of senior officers, and may be increased in the discretion of the Board from time to time. Base salary, as in effect from time to time, may not be decreased without your express written consent unless the decrease is pursuant to (and consistent in percentage reduction with) a general compensation reduction applicable to all, or substantially all, executive officers of the Company. Base salary will be paid in accordance with the Company’s normal payroll practices as in effect from time to time.

Annual Incentive:	You will be eligible for an annual cash bonus opportunity at a target of 100% of your base salary and a maximum of 200% of base salary, subject to the Company satisfying pre-established performance goals established in consultation with you. For 2013 your annual bonus will be guaranteed at 100% of your base salary, but pro-rated based on the number of days worked during the Company’s fiscal year. Regardless of the terms of the Company’s annual bonus plan, if your employment during a year is terminated by death or disability (as determined under the Company’s long term disability plan), you or your estate will be entitled to a pro-rated share of your target bonus for the year.

Initial Restricted Stock Units:	You will receive a grant of restricted stock units in Ulta (RSUs) with a value of $600,000 on your start date (the “Initial RSUs”), which shall vest 20% on the first anniversary of your start date, 20% on the third anniversary of your start date and 60% on the fifth anniversary of your start date, provided that you remain employed with the Company on each vesting date. The actual number of RSUs granted shall be determined by dividing the dollar value of the grant by the average of the closing prices of the common stock over the fourteen (14) days preceding your start date.

Initial Options:	You will receive a grant of options to purchase 25,000 shares of Ulta common stock on your start date (the “Initial Options”). The Initial Options will be granted under the form award agreements applicable to senior officers of the Company, however, the Initial Options shall vest 20% on the first anniversary of your start date, 20% on the third anniversary of your start date and 60% on the fifth anniversary of your start date, provided that you remain employed with the Company on each vesting date. The exercise price of the Initial Options shall be the closing price of Ulta’s common stock on the start date.

2013 LTIP:

On your start date, you will receive:

1.      A grant of RSUs equal to 39% of your pro-rated base salary, based on the same methodology as the Initial RSUs,

2.      A grant of options to purchase shares of Ulta common stock with a grant date value equal to 221% of your pro-rated base salary the number of shares subject to such option determined using the same methodology that Ulta uses for financial reporting purposes. The exercise price of the options shall be the closing price of Ulta’s common stock on the start date.

The proration of these awards will be determined based on your start date and the number of full months remaining in the Company’s fiscal year. These awards will be granted under the standard form award agreements applicable to senior officers of the Company.

Future LTIP:	Commencing in 2014 you will be eligible for further equity grants pursuant to the Company’s long term incentive program, with an annual grant value equal to 260% of your base salary.

Signing Bonus:	As part of the first payroll following your start date, you will receive a signing bonus of $320,000.

Inducement Grant:	On your start date you will receive an equity grant with a value of $300,000 in the form of options or additional RSUs in Ulta common stock, at your election (the “Inducement Award”). If you elect to receive the Inducement Award in RSUs, the actual number of shares will be determined in the same manner as the Initial RSUs. If you elect to receive the Inducement Award in the form of options, then the number of shares subject to such option shall be determined using the same methodology that Ulta uses for financial reporting purposes. The exercise price of the options shall be the closing price of Ulta’s common stock on the start date. The Inducement Award shall vest 20% on the first anniversary of your start date, 20% on the second anniversary of your start date and 60% on the third anniversary of your start date, provided that you remain employed with the Company on each vesting date.

Replacement Grant:	On your start date you will also receive a grant of RSUs with a value of $1,000,000 (the “Replacement Grant”) which will vest in full on April 1, 2014, provided you remain employed with the Company through that date. The actual number of RSUs granted as your Replacement Grant shall be determined by dividing the dollar value of the grant by the average of the closing prices of the common stock over the fourteen (14) days preceding your start date.

2014 Inducement Grant:	On July 1, 2014, provided you are still employed, you will receive a grant of RSUs with a value of $1,000,000 (the “2014 Inducement Grant”) which will vest in full on July 1, 2017, provided you remain employed with the Company through that date. The actual number of RSUs granted as your 2014 Inducement Grant shall be determined by dividing the dollar value of the grant by the closing price of Ulta’s common stock on July 1, 2014.

Termination:

Although we hope that your employment with us is mutually satisfactory, please note that your employment at the Company is “at will.” This means that you may resign from the Company at any time for any reason, and the Company has the right to terminate your employment relationship with or without cause at any time. We, however, would ask that you provide the Company with at least 30 days advanced notice of your resignation. Upon termination, your sole rights to compensation shall be as provided below.

In the event your employment is terminated without “Cause” or you resign for “Good Reason” you will receive severance pay equal to your monthly base salary (at the rate in effect on the date of your termination of employment, without regard to any reduction in base salary that constituted Good Reason), payable in installments over a period of 18 months, each of which installments shall be considered a separate “payment” for purposes of Section 409A of the Internal Revenue Code, and (ii) a pro-rated share of your annual bonus for the year of termination, based on actual results for the year, and assuming that all personal goals were fully satisfied (or in the case of 2013 based on your guaranteed target) and paid when bonuses are paid to officers who are active employees. Your right to severance is contingent upon your signing and not revoking a general release of all claims relating to your employment other than your right to severance, your right to indemnification and D&O coverage and any claims that cannot be released by law, which release shall be executed within 50 days following your termination in the form customarily used by the Company for senior officers, which shall be provided by the Company within three business days following your termination. No severance shall be paid to you until the eighth day after your execution of the release; provided that if the fifty-eighth day following the date of your termination falls in the year following the year in which you are terminated, no severance that is subject to Section 409A of the Internal Revenue Code shall be paid until the first day of the year following the year in which you are terminated.

For this purpose “Cause” shall mean termination of the your employment by the Company, determined in the reasonable good faith discretion of the Board, due to (i) your commission of an act of fraud or embezzlement, or the unauthorized, intentional or grossly negligent disclosure of confidential information which is injurious to the Company, (ii) a willful breach of any fiduciary duty owed to the Company, (iii) indictment for a felony or any crime involving fraud, dishonesty or moral turpitude, (iv) intentional misconduct as an employee of the Company, including, but not limited to, knowing and intentional violation of written policies of the Company or specific directions of the Board, which policies or directives are neither illegal (or do not involve illegal conduct) nor do they require you to violate reasonable business ethical standards, (v) your willful failure after written notice from the Company, substantially to perform your duties in accordance with your position (other than as a result of disability), which failure is not cured within 10 days of receipt of such notice, or your engaging in willful misconduct which may reasonably result in injury to the reputation or business prospects of the Company; whether or not any such events are discovered or known by the Company at the time of your termination; provided that if any of the foregoing events is capable of being cured, then with respect to the first occurrence of such event the Company will provide you written notice describing the nature of such event and you will thereafter have 10 business days to cure such event. For this purpose an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of the Company.

For this purpose, “Good Reason” shall mean: (i) a material diminution in your base salary , except as permitted above; (ii) a material diminution in your authority, duties or responsibilities, except that neither the appointment of a Chief Operating Officer and/or President, as long as you retain authority over such positions and advice and direction from the Board shall constitute a diminution in your authority, duties or responsibilities for this purpose, (iii) the relocation of the Company’s principal corporate office by more than sixty (60) miles from its location on the date hereof, or (iv) any other material breach by the Company of this Agreement. You must give the Board written notice within 30 days of the date on which you first know of an event that constitutes “Good Reason” and the Company shall have 30 days to cure such event. If the Company does not cure such event within 30 days of receipt of such notice, you may resign for Good Reason within 30 days after the expiration of the cure period.

You will not be required to mitigate damages to receive severance, nor will your severance be offset by any compensation or benefits received from any other source.

In all events you will be entitled to your accrued but unpaid salary, all unused vacation days in the year of termination, any benefits provided upon termination of employment under any of the Company’s benefit plans (other than any severance plan), reimbursement of all business expenses properly incurred prior to termination, and any annual bonus earned in a year prior to termination but not yet paid as of the date of termination.

Effect of Termination Upon Equity Grants:

Notwithstanding any provisions of any equity plan or standard form of grant agreement:

If your employment is terminated by reason of death or disability, all outstanding equity grants will vest in full.

If your employment is terminated by the Company without Cause or by you for Good Reason, and subject to your execution of the release described above: (a) your Replacement Grant will vest in full, and (b) the percentage of your Initial RSU, Initial Option and 2014 Inducement Grant (to the extent granted) that will be vested will be a percentage (but not greater than 100%) determined by dividing the number of full months elapsed from your start date (or, in case of the 2014 Inducement Grant, July 1, 2014) through the date of termination by 36. If such termination is prior to the grant of the 2014 Inducement Grant, then the Company is under no obligation to make the 2014 Inducement Grant.

If your employment is terminated by the Company without Cause or by you for Good Reason within twelve months after a Change in Control (as defined in either the Company’s 2011 Incentive Plan, or the plan under which the award is granted), and subject to your execution of the release described above all such grants will vest in full.

Restrictive Covenants	Your employment is subject to your signing and complying with the covenants regarding noncompetition, non-solicitation, non-disparagement and confidential information set forth in the Confidential Information and Protective Covenant Agreements attached hereto as Exhibit A (the “Covenant Agreement”).

Reimbursement of Business Expenses	You will be reimbursed by the Company for all business expenses in accordance with Company policy.

Retirement, Medical, Insurance and Other Benefits:	You will be eligible to participate in the Company’s benefit plans for salaried employees, subject to the terms of those plans. You will initially be entitled to accrue 4 weeks paid vacation pursuant to the Company’s vacation pay policy.

Legal Fees:	The Company shall reimburse you up to $40,000 in reasonable legal fees and expenses incurred in connection with your entering into this Agreement.

2.	This offer and your employment with the Company is contingent on the following conditions:

•	Your returning a signed copy of this Agreement to me.

•	Your signing and returning a copy of the Covenant Agreement on or prior to your Start Date.

3.	Neither this Agreement nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration. The terms and conditions of your employment by the Company will be governed by this Agreement, any other agreement to which you and the Company are a party which relates to your employment or interest in the Company or its affiliates, and by the Company’s policies and procedures that are adopted by the Company from time to time.

4.	You represent that your performance of all of the terms of this Agreement and the performance of the services for the Company do not and will not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any proprietary information of another entity acquired by you in confidence or in trust prior to the date of this Agreement. You agree that you will not enter into any agreement that conflicts with this Agreement so long as you are employed by the Company.

5.	Any dispute or controversy arising under or in connection with this Agreement, your employment by the Company and the Covenant Agreement shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect, in accordance with this Section 5, except as otherwise prohibited by any nonwaivable provision of applicable law or regulation. The parties hereby agree that the arbitrator shall construe, interpret and enforce this Agreement in accordance with its express terms, and otherwise in accordance with the governing law as set forth in Section 6. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Agreement and/or the Covenant Agreement and you hereby consent that such restraining order or injunction may be granted without requiring the Company to post a bond. Unless the parties otherwise agree, only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator and the arbitrator will be an individual currently licensed to practice law. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and enforceable by any court of competent jurisdiction. In the event action is brought pursuant to this Section 5, the arbitrator shall have authority to award fees and costs to the prevailing party, in accordance with applicable law. If in the opinion of the arbitrator there is no prevailing party, then each party shall pay its own attorney’s fees and expenses. BOTH YOU AND THE COMPANY EXPRESSLY WAIVE THEIR RESPECTIVE RIGHT TO A JURY TRIAL.

6.	This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Illinois, without reference to the principles of conflicts of law or choice of law of the State of Illinois, or any other jurisdiction, and where applicable, the laws of the United States.

7.	The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.	All references in this Agreement to your termination of employment shall mean your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations promulgated thereunder. Notwithstanding any other provision in this Agreement, if as of the date on which your employment terminates, you are a “specified employee” as determined by the Company, then with respect to any amount payable or benefit provided under this Agreement that the Company reasonably determines would be nonqualified deferred compensation within the meaning of Section 409A of the Code and that under the terms of this Agreement would be payable prior to the six-month anniversary of your effective date of termination, such payment or benefit shall be delayed until the earlier to occur of (a) the six-month anniversary of such termination date and (b) the date of your death. With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of your taxable year following the taxable year in which you incurred the expense. The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year. The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. You acknowledge and agree that notwithstanding any provision of this Agreement, the Company is not providing you with any tax advice with respect to Section 409A of the Code or otherwise and are not making any guarantees or other assurances of any kind to you with respect to the tax consequences or treatment of any amounts paid or payable to you under this Agreement.

9.	The terms of this Agreement (and the Covenant Agreement) are intended by the parties to be the final expression of their agreement with respect to the employment of the Employee by the Company and supersede all prior understandings and agreements, whether written or oral. The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. In the event of any conflict between the terms of this Agreement and the Covenant Agreement, the terms of this Agreement shall control.

10.	By signing this Agreement, you acknowledge you will be bound by the terms and conditions contained in the Company’s employee handbook, as it may be amended from time to time and will, upon request of the Company, sign a copy thereof from time to time. In the event of any conflict between the Company’s handbook and the terms of this Agreement, this Agreement will prevail.

11.	This Agreement may be assigned by the Company without your consent only to a successor to the assets and business of the Company that assumes and agrees to be bound by all terms of this Agreement. You, however, may not assign or delegate your rights, duties or obligations under this Agreement.

12.	Both during your employment and at all times thereafter, you will not disparage the Company, its officers, or the members of its Board, and the Company will not, and will not permit the members of its Board or executive officers to, disparage you.

13.	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or other electronic means shall be deemed effective for all purposes.

14.	The terms of this Agreement and the Covenant Agreement will survive the termination of the Agreement, or of your employment by the Company for any reason, to the extent necessary to enable the parties to enforce their respective rights under the Agreement and the Covenant Agreement.

Please sign and date this Agreement in the space indicated and return it to my attention to evidence your understanding and acceptance of the terms set forth herein.

Sincerely,

By:	/s/ Charles Heilbronn
Charles Heilbronn – Chairman of the Compensation Committee

Agreed to and Accepted:

Dated: June 20, 2013	/s/ Mary N. Dillon
Mary N. Dillon

[Signature page to Employment Letter dated June 20, 2013]

EXHIBIT A

CONFIDENTIAL INFORMATION & PROTECTIVE CONVENANTS AGREEMENT

Employee: Mary Dillon (“Employee”).

Company: ULTA Salon, Cosmetics & Fragrance, Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, Illinois 60440 (“Company”).

THIS CONFIDENTIAL INFORMATION & PROTECTIVE COVENANTS AGREEMENT (“Agreement”) is between Employee and Company, collectively referred to as the “parties.”

Company seeks to place or retain Employee in a position of special trust and confidence, and Employee wishes to accept such a position. Accordingly, as a condition of Employee’s employment or continued employment and the parties mutual promises and obligations provided for herein, which the parties stipulate is sufficient consideration, the parties agree as follows:

SECTION 1. Employee’s Position.

1.1 Duties. Employee will dedicate his or her full working time and effort to the duties of the position assigned to Employee by the Company, and will not engage in other employment without written approval of the Company. Employee will remain loyal, comply with Company policies and procedures, and avoid conflicts of interest. Employee will promptly inform and direct to Company all business opportunities that may be of interest to the Company in its line of business. This Agreement supplements, and does not eliminate or diminish the common law duties that Employee has to the Company.

1.2 Position of Trust. In reliance upon Employee’s promises in this Agreement, Company will provide Employee with one or more of the following: (a) access to the Company’s Confidential Information (through a computer password or other means) with periodic updates; (b) authorization to communicate with customers, prospective customers, vendors or prospective vendors; and/or (c) authorization to participate in specialized training related to Company’s business.

1.3 Employment At Will. Nothing in this Agreement is intended to, or shall be construed to, create a contractual guarantee of continued employment for any definite period of time. Both parties reserve the right to terminate the employment relationship between them at any time at their discretion unless otherwise clearly agreed through a separate written agreement.

SECTION 2. Confidential Information and Proprietary Materials.

2.1 Definition of Confidential Information. “Confidential Information” refers to an item of information, or a compilation of information, in any form (tangible or intangible), related to the Company’s business that Company has not made public or authorized public disclosure of, and that is not generally known to the public or to other persons who might obtain value or competitive advantage from its disclosure or use. Confidential Information includes, but is not limited to: the Company’s financial, customer, employee, vendor, supply chain and inventory databases, Company’s trade secrets, non-public information regarding inventions, research, development, manufacturing, purchasing, finance, computer software, computer hardware, automated systems, engineering, marketing, merchandising, purchasing, selling, sales volumes or strategies, including vendor information, names or significance of the Company’s customers or clients or their employees or representatives, preferences, needs or requirements, purchasing histories, or other customer or client-specific information, and business plans and analysis. Confidential Information will also include information about the business affairs of third parties (including, but not limited to, customers and acquisition targets) that such third parties provide to Company in confidence. Confidential Information will not lose its protected status under this Agreement if it becomes generally known to the public or to other persons through improper means such as the unauthorized use or disclosure of the information by Employee or another person.

2.2. Unauthorized Use or Disclosure. Employee agrees not to engage in any unauthorized use or disclosure of Confidential Information. The obligations of this paragraph will apply throughout Employee’s employment with the Company and for so long thereafter as the Confidential Information remains information that the Company maintains as confidential or a trade secret information. Nothing herein is intended, or shall be construed to prohibit Employee from disclosing information if compelled by law to do so (such as by a court order or valid subpoena). However, if disclosure is compelled by law, Employee will give Company as much prior written notice before disclosure as possible under the circumstances, and will cooperate with Company in efforts to protect such information to the full extent allowed by law. Employee will not use or refer to Confidential Information in articles, publications, lectures, or presentations to third parties without advance written authorization of the Company, and will comply with all confidentiality and public communication policies of the Company.

2.3. Employee Recordkeeping and Computer Use. Employee agrees to preserve records on current and prospective Company customers, suppliers, and other business relationships that he or she develops or helps to develop while employed with the Company, and any additional records that incorporate Confidential Information, and copies thereof (collectively “Proprietary Materials”), and agrees not to destroy or delete any such Proprietary Materials without the prior authorization of the Company that is specific to those materials. Employee will not knowingly use Company computers, email, databases, or other resources for a purpose that conflicts with the business interests of the Company. Upon the termination of employment (or earlier if so requested), Employee will return to Company all Proprietary Materials and all copies thereof (whether maintained as hard copies, email, on flash drives or any other storage device), that are in Employee’s possession or control.

2.4. Intellectual Property. Employee agrees to promptly inform Company’s Legal Department and disclose to Company all inventions, ideas, improvements, systems or processes, software, discoveries, and other intellectual property (collectively referred to as “inventions”) or copyright eligible works, that he or she develops, discovers, or creates that: (a) relate to the business of the Company or its affiliates, or to their actual or demonstrably anticipated research, development and strategy, future work, or projects, whether or not conceived or developed alone or with others, and whether or not conceived or developed during regular working hours; or, (b) result from any work Employee performed for Company or its affiliates; or, (c) involve the use or assistance of time, property, tools or other resources of the Company or its affiliates; all such inventions, works or creations being hereafter referred to as “Company Inventions.” All Company Inventions, and rights thereto, moral and otherwise, will be Company’s exclusive property unless otherwise agreed by both parties in writing. While employed, and as necessary thereafter, Employee will assist Company to obtain patents or copyrights on all such Company Inventions, and will execute all documents and do everything necessary to obtain for Company the copyrights, patents, licenses, and other rights and interests that would be necessary to secure for the Company the complete and exclusive benefit of Company Inventions to the maximum extent allowed by law. Employee does hereby grant and assign to Company all right, title, and interest to any Company Inventions that Employee has acquired or may subsequently acquire while employed with the Company. Except where Employee can show otherwise by clear and convincing evidence, it shall be presumed that any invention created or conceived, in whole or in part, by Employee within a one year period following the termination of Employee’s employment with the Company that relates to the business of Company or its affiliates, or any actual or demonstrably anticipated research of Company or its affiliates, shall be considered a Company Invention that is assigned to the Company by Employee. Notwithstanding the foregoing, to the extent not preempted by federal law, and if applicable state law where Employee resides requires it, such as in California (pursuant to Cal. Lab. Code, § 2870), Minnesota, or North Carolina, Employee is notified that: no provision in this Agreement requires Employee to assign any of his or her rights to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates at the time of conception or reduction to practice of the invention, (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company. This Agreement is intended to compliment and supplement, not replace, any additional written agreement(s) the parties may have regarding specific Company Inventions. To the extent Employee has previously developed, alone or with others, any inventions that Employee believes should be excluded from the coverage of Company Inventions under this Agreement, Employee has identified them on Exhibit A to this Agreement.

SECTION 3. Protective Covenants. Employee stipulates that: (a) the protective covenants provided for below are reasonable and necessary to protect legitimate business interests of the Company, and do not impose an unreasonable burden upon Employee or upon the public’s interests; (b) confidentiality and non-disclosure obligations standing alone are inadequate to protect the Company’s legitimate business interests and to prevent irreparable harm; and, (c) the Company has business relationships with customers and suppliers that are of a long-term and repeat nature and that it takes significant time, expense, and effort to develop these relationships.

3.1. Definitions. a. “Competing Business” means any person, business entity, organization, or separately operated unit or subsidiary of a business entity, that is engaged in or about to become engaged in (i) the business of retail sale of prestige, professional or mass beauty products in one or more of the following categories: cosmetics, fragrance, hair care and styling, personal care products, skincare and treatment, bath and body products, salon styling tools, or salon hair care products; or, (ii) the providing of salon and skincare services. b. “Competing Product” is any product or service that competes with a product or service of the Company that Employee is involved in or receives Confidential Information about in the Look Back Period and that the Company remains in the business of providing to its customers at the relevant time of enforcement. c. “Covered Customer” means any established customer of the Company that Employee had business dealings with on behalf of the Company during the Look Back Period. An “established” customer refers to a customer that has, or can reasonably be expected to have, ongoing and/or repeated business dealings with the Company. The parties recognize that this occurs, at least in part, because of the development of goodwill with the customer and/or competitive advantage attained through Company’s Confidential Information and training that regularly occurs in the course of Company’s business. d. “Look Back Period” means the two year period preceding the termination (voluntary or involuntary) of Employee’s employment with the Company, or such lesser time as Employee has been employed with the Company as an employee, consultant, director, or otherwise at the time of Employee’s termination. e. “Restricted Area” refers to the geographic area assigned to Employee in Exhibit A which is understood to be the area of Company’s business operations about which Employee will receive Confidential Information, training, and/or customer goodwill in the course of employment.

3.2. Restriction Against Unfair Competition. Employee agrees that for a period of eighteen (18) months following termination (voluntary or involuntary) of Employee’s employment with Company, Employee will not manage, supervise, or perform services for a Competing Business in the Restricted Area that are similar in purpose or function to the services Employee performed for Company, or that would otherwise involve the probable use or disclosure of Confidential Information. Nothing herein shall be construed to prohibit: Employee’s employment in a separately operated subsidiary or other business unit of a company that would not be a Competing Business but for common ownership with a Competing Business so long as written assurances regarding the non-competitive nature of Employee’s position that are satisfactory to the Company have been provided by Employee and the new employer in advance; or, a passive investment interest in a Competing Business through the ownership of less than 2% of the outstanding shares of a publicly traded company.

3.3 Restriction Against Customer Interference. Employee agrees that for a period of eighteen (18) months following termination (voluntary or involuntary) of Employee’s employment with Company, Employee will not knowingly solicit or communicate, in person or through supervision or control of others, with a Covered Customer for the purpose of (a) selling or providing the Covered Customer a Competing Product, or (b) inducing or encouraging the Covered Customer to cease or diminish business activities with the Company.

3.4. Restriction Against Employee Interference. Employee agrees that for a period of eighteen (18) months following termination (voluntary or involuntary) of Employee’s employment with Company, Employee will not knowingly (a) solicit or communicate, in person or through supervision or control of others, with an employee of the Company for the purpose of inducing or encouraging the employee to leave the employment of the company or to change an existing business relationship, or (b) help another person or entity evaluate a Company employee as an employment candidate. In the event that a violation of this Paragraph results in, or is a contributing factor in, the termination of a Company employee’s employment then Employee shall make a liquidated damage payment to the Company that is equal to 30% of the of terminated employee’s total annual compensation with the Company in the preceding 12 months, and such payment shall be in addition to (and not in lieu of) injunctive relief to prevent further violations of this Agreement that Company may otherwise be entitled to.

3.5. Restriction Against Supplier Interference. Employee agrees that for a period of eighteen (18) months following termination (voluntary or involuntary) of Employee’s employment with Company, Employee will not knowingly solicit or communicate, in person or through the supervision or control of others, with any person or entity that supplies material goods and/or services to the Company on a regular basis for the purpose of inducing or encouraging the supplier to end or change an existing business relationship to the detriment of the Company.

3.6. State of Residence Modifications. No state of residence modifications are applicable to Employee.

3.7. Survival of Restrictions. a. The Agreement’s post-employment obligations will survive the termination of Employee's employment with Company, regardless of the cause of the termination. b. If Employee violates one of the post-employment restrictions in this Agreement on which there is a specific time limitation, the time period for that restriction will be extended by one day for each day Employee violates it, up to a maximum extension equal to the length of time prescribed for the restriction, so as to give Company the full benefit of the bargained-for length of forbearance (but not to exceed one year). c. If a court finds any of the Agreement’s restrictions unenforceable as written, it is the intention of the parties that the Court revise or reduce the restriction (for the jurisdiction covered by that court only) so as to make the restriction enforceable to the maximum extent legally allowed within that jurisdiction to protect the Company’s interests.

SECTION 4. Notice. In the event Employee is offered employment by a person or entity other than the Company, Employee will advise such person or entity of the terms of this Agreement prior to performing services and will insure that his or her services do not violate this Agreement. Company will be entitled to tell any future employer or prospective employer of Employee about this Agreement and the Company’s opinion regarding its application without such being considered a wrongful act of any kind. During employment and for a period of one year thereafter, Employee will provide Company written notice at least fourteen (14) days before beginning work or providing services for a Competing Business. Such notice shall include a description of the duties and nature of activities anticipated for the position. If requested to do so, Employee will cooperate in discussions with the prospective employer and/or the Company in an effort to resolve any concerns that the Company may have over the position.

SECTION 5. Special Remedies. In the event of a violation or threatened violation of one of the restrictions in this Agreement, the party seeking to enforce the restriction shall be entitled to specific performance, injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, in addition to (but not to the exclusion of) any damages or other remedies allowed by law. In the event Company has to pursue legal action to enforce one of more provisions of this Agreement, Company shall be entitled to recover its reasonable attorney’s fees and costs incurred in doing so from Employee. One Thousand Dollars ($1,000.00) is the agreed amount for the bond to be posted by the Company if an injunction is sought by Company to enforce the restrictions in this Agreement on Employee.

SECTION 6. Severability, Waiver, Modification, Assignment, Governing Law.

a. This Agreement may not be waived, modified, altered or amended except by written agreement of all parties or by court order. b. If either party waives his, her, or its right to pursue a claim for the other’s breach of any provision of the Agreement, the waiver will not extinguish that party’s right to pursue a claim for a subsequent breach. c. It is the intention of the parties that if any provision of the Agreement is determined by a court of competent jurisdiction to be void, illegal or unenforceable, in whole or in part, all other provisions will remain in full force and effect, as if the void, illegal, or unenforceable provision were not a part of the Agreement. d. Except where otherwise expressly indicated, this Agreement contains the parties’ entire agreement concerning the matters covered in it; provided that if a post-employment restrictive covenant in this Agreement is found unenforceable (despite, and after application of, any applicable right to reformation that could add or renew enforceability), then any prior agreement between the parties that would provide for a restriction on the same or substantially similar post-employment conduct of Employee shall not be considered superseded and shall be restored to effect. e. This Agreement will inure to the benefit of Company’s successors in interest, affiliates, subsidiaries, parents, purchasers, or assignees, and may be enforced by any one or more of same, without need of any further authorization or agreement from Employee. f. The laws of the State of Illinois will govern this Agreement, the construction, application, and enforcement of its terms, and the rights of the parties in any dispute arising from this Agreement, regardless of any conflicts of law principles of Illinois or any other state at issue. g. Any action relating to or arising from this Agreement may be brought in the courts of the State of Illinois or the United States District Court for the Northern District of Illinois (if sufficient grounds for federal court jurisdiction exist). Employee expressly consents to personal jurisdiction and venue in the aforementioned courts and to service of process by United States Mail or express courier service in any such action.

AGREED to and effective as of June 20, 2013 (Effective Date).

EMPLOYEE:		ULTA SALON, COSMETICS & FRAGRANCE, INC.:

/s/ Mary N. Dillon
(signature)

Printed Name:	Mary N. Dillon
		By:	/s/ Charles Heilbronn

		Its:	Director

EXHIBIT A

1. New Consideration. As additional and new consideration for this Agreement, Employee will be eligible to participate in the Company’s Long Term Incentive Plan; subject to the terms and conditions of the program. Participation in the foregoing compensation program is conditioned on Employee’s agreement to, and continuing compliance with, the terms of this Agreement, as determined by Company. Employee understands and agrees that this additional consideration has material value and benefit, and that he/she is not entitled to participate in the program unless he/she has signed this Agreement.

2. Restricted Area. The Restricted Areas applicable to Employee are:

a. each of the states within the United States where the Company does business as reflected on the Company’s website (or equivalent public announcements) as of the date of Employee’s termination of employment that Employee had supervisory or management authority over or receives Confidential Information about in the Look Back Period; and,

b. a 5 mile radius surrounding each store or operating facility of the Company that Employee has supervisory or management authority over or receives Confidential Information about in the Look Back Period; and,

c. a 50 mile radius surrounding each office or facility of the Company that employee regularly works out of in the Look Back Period;

provided, however, that as a high level executive of the Company, it will be presumed that Employee received Confidential Information about, or maintained supervisory or management authority over, Company’s operations in each state where Company does business and over each store or operating facility of Company in the United States unless Employee can prove otherwise by clear and convincing evidence.

3. Prior Inventions. As concerns inventions that Employee believes should be excluded from the coverage of Company Inventions under this Agreement, Employee identifies the following:

         Employee claims no inventions.

         Inventions claimed by Employee are as follows (without disclosing any confidential information):

(attach additional pages if needed).

4. Settlement Purpose. The parties agree that an important purpose of this Agreement is to resolve uncertainties, settle, and avoid future disputes as to the conduct, jobs, or activities that would by their nature be likely to involve the use or disclosure of Confidential Information, conversion of Company’s customer goodwill or specialized training, or similar irreparable harm to the Company. Accordingly, the parties have agreed to restrictions in this Agreement in order to have a predictable set of boundaries they can rely on in making future decisions and to avoid legal disputes over what is an enforceable, reasonable and necessary set of restrictions. Employee therefore agrees not to sue or otherwise initiate a legal action to challenge the enforceability of any restriction in this Agreement pertaining to Employee.